EXHIBIT (4)(C)
               WAUSAU PAPERS OF NEW HAMPSHIRE, INC.
                HOURLY SAVINGS AND INVESTMENT PLAN














         As Amended and Restated Effective January 1, 1996

                         TABLE OF CONTENTS



 SECTION 1 .....................................................2
     DEFINITIONS ...............................................2
          1.1  Definitions .....................................2
          1.2  Accounting Date .................................2
          1.3  Affiliated Employer .............................2
          1.4  Beneficiary .....................................2
          1.5  Break in Service ................................2
          1.6  Certified Leave of Absence ......................2
          1.7  Code ............................................2
          1.8  Committee .......................................3
          1.9  Company .........................................3
          1.10 Compensation ....................................3
          1.11 Disability ......................................3
          1.12 Effective Date ..................................3
          1.13 Employee ........................................3
          1.14 Employer ........................................3
          1.15 ERISA ...........................................3
          1.16 Family Member ...................................4
          1.17 401(k) Account ..................................4
          1.18 Highly Compensated Employee .....................4
          1.19 Hours of Service ................................4
          1.20 Inactive Participant ............................5
          1.21 Investment Funds ................................5
          1.22 Member ..........................................5
          1.23 Normal Retirement Age ...........................5
          1.24 Participant .....................................5
          1.25 Payroll Period ..................................5
          1.26 Plan ............................................5
          1.27 Plan Year .......................................5
          1.28 Salary Deferral Agreement .......................5
          1.29 Termination of Employment .......................5
          1.30 Trust ...........................................6
          1.31 Trustee .........................................6
          1.32 Union ...........................................6

 SECTION 2 .....................................................7
     ELIGIBILITY AND ENROLLMENT ................................7
          2.1  Eligibility .....................................7
          2.2  Enrollment ......................................7
          2.3  Assumption of Inactive Participant Status .......7
          2.4  Return to Active Status .........................8
          2.5  Reemployment ....................................8

 SECTION 3 .....................................................9
     PARTICIPANT CONTRIBUTIONS .................................9
          3.1  Participant Salary Deferral Contributions .......9
          3.2  Requirements of Nondiscriminatory
                    Salary Deferrals ..........................11
          3.3  Additional Limitations on Contributions ........13
          3.4  Maximum Contributions ..........................14
          3.5  Non-Reversion of Employer Contributions ........15
          3.6  Adjustment of Contributions by Committee .......15
          3.7  Rollover Contributions .........................16

 SECTION 4 ....................................................17
     ACCOUNTS, RECORDS OF THE PLAN, INVESTMENT ELECTIONS, AND
          ALLOCATIONS TO PARTICIPANTS' ACCOUNTS................17
          4.1  Individual Accounts ............................17
          4.2  Contributions ..................................17
          4.3  Adjustments to Reflect Net Worth of
                    the Trust Fund ............................17
          4.4  Investment Funds ...............................17
          4.5  Investment Directions ..........................19
          4.6  Transfers Between Investment Funds .............19
          4.7  Transfer of Assets .............................20

 SECTION 5 ....................................................21
     WITHDRAWALS AND LOANS ....................................21
          5.1  Withdrawal Upon Attainment of Age 59 1/2 .......21
          5.2  Hardship Withdrawals ...........................21
          5.3  Loans to Participants ..........................23

 SECTION 6 ....................................................26
     BENEFITS .................................................26
          6.1  Retirement Benefits ............................26
          6.2  Death Benefits .................................26
          6.3  Disability Benefits ............................27
          6.4  Termination for Other Reasons ..................27
          6.5  Payment of Benefits ............................27
          6.6  Eligible Rollover Distributions ................32
          6.7  Code Compliance ................................32
          6.8  Payments to Minors or Incompetents .............33
          6.9  Inalienability of Benefits .....................33
          6.10 Treatment of Benefits in a Divorce .............33
          6.11 Application for Benefits and Data ..............33
          6.12 Claims Procedure ...............................34

 SECTION 7 ....................................................36
     TOP-HEAVY PROVISIONS .....................................36
          7.1  Top Heavy Defined ..............................36
          7.2  Top-Heavy Minimum ..............................36
          7.3  Definitions ....................................37

 SECTION 8 ....................................................41
     ADMINISTRATION ...........................................41
          8.1  Plan Administrator and Fiduciary ...............41
          8.2  Organization of Committee ......................41
          8.3  Compensation and Expenses ......................41
          8.4  Manner of Action ...............................41
          8.5  Chairman, Secretary, and Employment
                    of Specialists ............................42
          8.6  Subcommittees ..................................42
          8.7  Records ........................................42
          8.8  Rules ..........................................42
          8.9  Administration .................................42
          8.10 Effect of Mistake ..............................43
          8.11 Notice of Address ..............................43
          8.12 Indemnity of Committee, Officers
                    and Directors .............................43

 SECTION 9 ....................................................44
     TRUST AGREEMENT ..........................................44
          9.1  Title to Trust Property ........................44
          9.2  Combining of Participants' Accounts ............44

          9.3  Investment and Management Functions
                    of Trustee ................................44
          9.4  Standard of Care ...............................46
          9.5  Self Dealing ...................................46
          9.6  Compensation ...................................47
          9.7  Successor Trustee ..............................47
          9.8  Bond or Security ...............................47
          9.9  Investment Manager .............................47
          9.10 Protection of Trustee ..........................48

 SECTION 10 ...................................................50
     RIGHTS RESERVED BY EMPLOYER ..............................50
          10.1 Employer's Interest in Trust ...................50
          10.2 Amendment of Agreement .........................50
          10.3 Termination of Plan ............................50

 SECTION 11 ...................................................52
     SUCCESSOR EMPLOYER AND MERGEROR CONSOLIDATION OF PLANS ...52
          11.1 Successor Employer .............................52
          11.2 Merger or Transfer of Plan Assets ..............52
          11.3 Limitations on Merger or Transfer ..............52

 SECTION 12 ...................................................53
     MISCELLANEOUS ............................................53
          12.1 Nonguarantee of Employment .....................53
          12.2 Action by Employer .............................53
          12.3 Agreement Binding on Successors ................53
          12.4 Litigation .....................................53
          12.5 Illegality of Particular Provision .............53
          12.6 Construction ...................................53
          12.7 Titles .........................................53
          12.8 Applicable Laws ................................54

               WAUSAU PAPERS OF NEW HAMPSHIRE, INC.
                HOURLY SAVINGS AND INVESTMENT PLAN


     Wausau Papers of New Hampshire, Inc. hereby amends and restates the Wausau Papers of New Hampshire, Inc. Hourly Savings and Investment Plan, a profit sharing plan, effective as of January 1, 1996.

                             SECTION 1

                            DEFINITIONS

     1.1  DEFINITIONS.  As used in the Plan, the terms set forth in this
 Section 1 shall have the meaning therein set forth and when the defined meaning is intended, the term as used in the Plan is capitalized.

     1.2 "ACCOUNTING DATE" shall mean the last day of each month of the Plan Year, or such other date or dates as may be authorized or approved by the Committee.

     1.3 "AFFILIATED EMPLOYER" means (1) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company, (2) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company, (3) any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company and, (4) any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

     1.4 "BENEFICIARY" shall mean a person or persons (natural or otherwise) or organization or organizations designated by a Member pursuant to Section 6.2 to receive any death benefit which shall be payable under this Plan.

     1.5 "BREAK IN SERVICE" shall occur in a Plan Year in which a Participant or Inactive Participant has both incurred a Termination of Employment and performed fewer than 501 Hours of Service.

     1.6 "CERTIFIED LEAVE OF ABSENCE" shall mean any absence of any Employee from active service of the Company and all Affiliated Employers which is not treated as a Termination of Employment. In granting a Certified Leave of Absence, all Employees in similar circumstances will be treated alike. Any Employee in the military service of the United States, whether as a volunteer or by induction, shall be deemed to have received a Certified Leave of Absence for such period as may be required by applicable state or federal law regarding veterans' reemployment rights.

     1.7 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and reference to a particular section shall also include any succeeding section or sections.

     1.8 "COMMITTEE" shall mean the Wausau Paper Mills Company Employee Benefits Committee acting and appointed in accordance with the terms and conditions of Section 8.

     1.9 "COMPANY" shall mean Wausau Papers of New Hampshire, Inc., a Delaware corporation, or any successor or successors.

     1.10 "COMPENSATION" shall mean the total of all earnings subject to tax under Code Section 3101(a) (but without the dollar limitation of Code
 Section 3121(a)) which would, but for an election made pursuant to Section
 3.1 or any salary reduction pursuant to Code Section 125, be paid in cash during the Plan Year to an Employee prior to his Termination of Employment by the Employer for personal services, but excluding (1) bonuses, (2) overtime pay, (3) commissions, (4) amounts paid in cash in lieu of a Participant taking vacation time, (5) auto allowances, and (6) any other compensation other than base salary. Notwithstanding the foregoing, the maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all other purposes under the Plan shall be $150,000 (or such other amount as may be provided under Code Section 401(a)(17)). For purposes of applying this limitation to a Participant who is a 5% owner or Highly Compensated Employee who is in the group of 10 employees paid the greatest compensation during the year, pursuant to Code
 Section 414(q)(6), the compensation of a spouse and any lineal descendants who have not attained age 19 before the close of the Plan Year shall be treated as if paid to the Participant.

     1.11 "DISABILITY" shall mean a total incapacity of an Employee resulting from personal injury or sickness to the extent that the Employee is eligible for a disability benefit under Title II of the Federal Social Security Act.

     1.12  "EFFECTIVE DATE" shall mean March 31, 1993.

     1.13 "EMPLOYEE" shall mean any person employed by the Company or an Affiliated Employer.

     1.14 "EMPLOYER" shall mean the Company and any other Affiliated Employer that has elected, with the approval of the Committee, to become an Employer under the Plan for the benefit of its eligible Employees and where used herein, the term "Employer" shall refer to each such "Employer" individually.

     1.15  "ERISA" shall mean Public Law No. 93-406, the Employee
 Retirement Income Security Act of 1974, as may be amended from time to time.

     1.16  "FAMILY MEMBER" shall mean an individual described in Code
 Section 414(q)(6)(B).

     1.17 "401(K) ACCOUNT" (hereinafter sometimes referred to collectively with the Member's Rollover Contribution Account as "Accounts") shall mean the account maintained for a Member to record (a) the deposits made by the Employer on behalf of the Member pursuant to a Salary Deferral Agreement described in Section 3.1, and (b) any adjustments for income or losses of the Trust relating thereto.

     1.18 "HIGHLY COMPENSATED EMPLOYEE" shall mean an Employee who is highly compensated within the meaning of Code Section 414(q).

     1.19 "HOURS OF SERVICE" means and shall be determined in accordance with the following:

          (a) An "Hour of Service" shall be credited for each hour of service for which an Employee is directly or indirectly paid or entitled to payment by the Company or an Affiliated Employer (1) for the performance of duties during the applicable computation period,
     (2) on account of a period of time during which no duties are performed, or (3) as back pay, irrespective of mitigation of damages.

          (b) For purposes of determining a Break in Service, the term "Hour of Service" shall include (1) those normally scheduled working hours during which an Employee is on a Certified Leave of Absence and
     (2) whether or not the Employee has been granted a Certified Leave of

     Absence, those Hours of Service which otherwise would normally have been credited to such Employee (or 8 Hours of Service per day of absence if the Committee is unable to determine such Hours) for any absence from work for any period (A) by reason of the pregnancy or the birth of a child of the Employee, (B) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (C) for purposes of caring for such child for a period immediately following such birth or placement; provided, however, that the maximum number of Hours of Service credited under this Section 1.19(b) shall be 501 and such Hours of Service shall be credited only in the Plan Year in which the absence from work begins if a Member would be prevented from incurring a Break in Service in such Plan Year solely because periods of absence are treated as Hours of Service as provided herein or, in any other case, in the immediately following Plan Year.

          (c) An Employee compensated on other than an hourly basis shall be deemed to have accrued 45 Hours of Service for each week for which Compensation was received. Hours of Service credited to an Employee for periods of time during which the Employee is directly or indirectly paid but performs no duties shall be credited in accordance with Department of Labor regulations 29 C.F.R. <section> 2530.200-2(b) and (c).

     1.20  "INACTIVE PARTICIPANT" shall mean a Participant described in
 Section 2.3 and/or a former Employee who has an Account or Accounts which have not yet been fully distributed.

     1.21 "INVESTMENT FUNDS" shall mean and include the funds established pursuant to Section 7.7 and designated as an investment fund by the Committee.

     1.22 "MEMBER" shall mean each Participant or Inactive Participant who still has an undistributed balance in one or more Accounts.

     1.23 "NORMAL RETIREMENT AGE" shall mean a Participant's or Inactive Participant's age when he has attained his 65th birthday.

     1.24 "PARTICIPANT" shall mean any Employee who has met the eligibility requirements of the Plan and who, at the time his status under the Plan is being determined, has a Salary Deferral Agreement in effect.

     1.25 "PAYROLL PERIOD" shall mean a period of time not in excess of 1 calendar month as from time to time and at any time used by the Employer for the purpose of computing and paying Compensation.

     1.26 "PLAN" shall mean the Wausau Papers of New Hampshire, Inc. Hourly Savings and Investment Plan.

     1.27 "PLAN YEAR" shall mean the 12-month period beginning on January 1 and ending on December 31 thereafter.

     1.28 "SALARY DEFERRAL AGREEMENT" shall mean an agreement in such form as the Committee shall, from time to time and at any time, determine, entered into between the Employer and an Employee providing for the deferral of a portion of the Employee's Compensation in accordance with the provisions of Section 3.1.

     1.29 "TERMINATION OF EMPLOYMENT" of a Participant or Inactive Participant shall mean, with respect to the Company and all Affiliated Employers, (1) a resignation for any reason (including retirement), (2) a dismissal for any reason, (3) a refusal or failure to return to work following a temporary layoff within 15 working days after the date requested by the Company or an Affiliated Employer in a notice mailed to his last known address, by registered or certified mail, (4) a failure to return to work at the conclusion of a Certified Leave of Absence, or (5) death.

     1.30 "TRUST" shall mean the Wausau Papers of New Hampshire, Inc. Hourly Savings and Investment Plan Trust as made and entered into by and between the Company and the Trustee or such other successor trust instrument as may be provided for in accordance with the terms and provisions of Section 9.

     1.31 "TRUSTEE" shall mean the corporation or individual from time to time appointed and acting as trustee of the Trust.
     1.32 "UNION" shall mean United Paperworkers International Union, Local 61, AFL-CIO.

                             SECTION 2

                    ELIGIBILITY AND ENROLLMENT

     2.1  ELIGIBILITY.

          (a) Each Employee of an Employer who was a member of the Plan on December 31, 1995, will, on January 1, 1996, be eligible to be a Participant and will be a Member.

          (b) Each Employee of an Employer who is a member of a bargaining unit represented by the Union or who becomes an Employee of an Employer who is a member of a bargaining unit represented by the Union, who is not described in (a), above, will be eligible to become a Participant in accordance with the provisions of Section 2.2 on the first day of the month coincident with or next following his 30th full working day of employment with the Employer.

          (c) A person who is a "leased employee" within the meaning of Code Section 414(n) and (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a leased employee toward completion of the Plan's eligibility and vesting requirements, including any service for any Affiliated Employer.

     2.2 ENROLLMENT. Each Employee who shall from time to time become eligible to become a Participant in accordance with Section 2.1, above, may enroll as a Participant (1) as of the first day of the Payroll Period which is coincident with or next following the date on which he first becomes eligible to become a Participant (as defined in Section 2.1) or
 (2) as of the first day of any subsequent Payroll Period by filing an effective Salary Deferral Agreement with his Employer. Except for an Employee who is enrolling as of the first day of the first Payroll Period coincident with or next following the date on which he first became eligible to become a Participant (as defined in Section 2.1), such Agreement must be filed on or before such date immediately prior to such first day of the Payroll Period as is specified from time to time and at any time by the Committee in order for the Employee to be enrolled in the Plan as of such Payroll Period.

     2.3 ASSUMPTION OF INACTIVE PARTICIPANT STATUS. A Participant shall become an Inactive Participant upon the first to occur of the following:

          (a) The date on which the Participant is transferred to a position of employment in which he continues to accrue Hours of Service, but is no longer included in the class of employees eligible to participate in the Plan as set forth in Section 2.1.
          (b) The effective date of an election filed pursuant to Section 3.1(b) which terminates or has the effect of terminating the Participant's Salary Deferral Agreement.

     2.4  RETURN TO ACTIVE STATUS.  An Inactive Participant described in
 Section 2.3 shall be eligible to become a Participant upon his enrollment pursuant to Section 2.2 if he then satisfies the requirements of Section 2.1.

     2.5  REEMPLOYMENT.  A former Employee who met the requirements of
 Section 2.1 shall be eligible upon his reemployment to become a Participant upon his enrollment pursuant to Section 2.2 if he then satisfies the requirements of Section 2.1.

                             SECTION 3

                     PARTICIPANT CONTRIBUTIONS

     3.1  PARTICIPANT SALARY DEFERRAL CONTRIBUTIONS.

          (a) Each Employee's Salary Deferral Agreement shall provide that the Participant's Compensation during each Payroll Period of the Employer shall be reduced and deposited in the Participant's 401(k) Account, subject to the provisions of Section 3.6, the provisions of any plan maintained by the Employer pursuant to Code Section 125, and such other rules, regulations and procedures as the Committee may, from time to time and at any time, adopt. Each such Salary Deferral Agreement shall specify a percentage of the Participant's Compensation as the amount of the deposits to be made to the Participant's 401(k) Account; each such percentage shall be expressed only in whole integers with no fractions of a percentage being permitted to be so specified; provided, however, that in no event shall the Salary Deferral Agreement provide for the deposit to a Participant's 401(k) Account of an amount in excess of the lesser of (1) 12% of such Participant's Compensation, or (2) $9,500 (or such other amount as may be prescribed in accordance with the provisions of Code
     Section 402(g)(5)). The Employer will cause the percentage of Compensation specified in the Participant's Salary Deferral Agreement and any amount provided for under any plan maintained by the Employer pursuant to Code Section 125 to be deposited in the Participant's 401(k) Account at such time or times as may be convenient to the Employer, but not later than the last day of the month following the month in which such salary deferral was made and such amounts shall be credited in accordance with the Member's election under Section 4.5 to the 401(k) Account of such Participant as of the Accounting Date coincident with or next following the date of receipt by the Trustee. All amounts so contributed shall be held and invested in accordance with the terms and conditions of the Plan. Such amounts, and any adjustments thereto, shall be fully vested and nonforfeitable at all times.

          (b) In accordance with such other rules, regulations and procedures the Committee may, from time to time and at any time, adopt, a Participant may increase or decrease (including a reduction to zero) the percentage specified in his Salary Deferral Agreement as of the first day of any Payroll Period provided that a modified Salary Deferral Agreement is filed with the Committee on or before the date immediately prior to such first day of the Payroll Period as is specified from time to time and at any time by the Committee.

          (c) A Participant who elects to terminate all deposits which would otherwise be made pursuant to a Salary Deferral Agreement shall become an Inactive Participant as of the effective date of such termination as provided for herein. An Inactive Participant who is an eligible Employee under Section 2.1 may elect to again become a Participant, and have his deposits to his 401(k) Account resumed, effective as of the first day of the Plan Year which begins on or after the date in which he files with his Employer a Salary Deferral Agreement if at that time he qualifies as an eligible Employee under
     Section 2.1.

          (d)(1) If the elective deferrals of a Participant for a calendar year shall exceed $9,500, or such other higher amount as may be prescribed in accordance with the cost-of-living adjustment provisions of Code Section 402(g)(5) (hereinafter referred to as the "excess deferrals"),

                    (A) not later than March 1 of the next subsequent calendar year, a Participant who participates in more than one plan maintained by the Employer or an Affiliated Employer which provides a qualified cash and deferred arrangement (as defined in Code Sections 401(k), 408(k) or 403(b)) may specify in writing to the Committee the amount of such excess deferrals to be allocated among his 401(k) Account, and any other account of the Participant under any other plan maintained by the Employer or an Affiliated Employer to which the Participant has elected to receive an employer contribution under a qualified cash and deferred arrangement (as defined in Code Sections 401(k), 408(k) or 403(b)).

                    (B) not later than April 15 of the next subsequent calendar year, the Trustee shall distribute to such Participant that portion of the excess deferrals allocated to his 401(k) Account pursuant to subparagraph (A) and any income allocable to such amount or, in the absence of a Participant's election pursuant to subparagraph (A), or if such subparagraph (A) is not applicable, the amount of any excess deferral allocated to the Participant's 401(k) Account, and any income allocable to such amount; provided, however, that the excess deferral distributed under this subparagraph (B) shall, if there is a loss allocable to such excess deferrals, in no event be less than the lesser of (x) the value of the Participant's Account as of the last day of the preceding Plan Year or (y) the Participant's deposits under his Salary Deferral Agreement as in effect for the preceding Plan Year.

               (2) For purposes of this paragraph (d), the term "elective deferrals" shall mean the deposits by a Participant to his 401(k) Account for the Plan Year and all other amounts not included in the Participant's gross income by reason of deposits made by the Participant under plans or arrangements described in Code Sections 401(k), 408(k), or 403(b).

               (3) For purposes of this paragraph (d), income allocable to any amount or to any excess deferrals shall be computed for the Plan Year and for any period between the end of the Plan Year and the distribution of the excess deferrals in accordance with a reasonable method specified by the Committee.

     3.2  REQUIREMENTS OF NONDISCRIMINATORY SALARY DEFERRALS.

          (a) The Plan is subject to the limitations of Code Section 401(k) which are incorporated herein by this reference. Despite any other provision of this Plan and in addition to the limitations on contributions elsewhere contained in this Plan, the actual deferral percentage for Participants who are Highly Compensated Employees shall bear a relationship to the actual deferral percentage for all other eligible Employees which satisfies at least one of the following tests:

               (1) The actual deferral percentage for the group of Participants who are Highly Compensated Employees is not more than (A) the actual deferral percentage of all other eligible Employees multiplied by (B) 1.25, or

               (2) The excess of the actual deferral percentage for the group of Participants who are Highly Compensated Employees over that of all other eligible Employees is not more than 2 percentage points, and the actual deferral percentage for the group of Participants who are Highly Compensated Employees is not more than the actual deferral percentage of all other eligible Employees multiplied by 2;

     provided, however, that if any Highly Compensated Employee is a participant under two or more plans or arrangements meeting the requirements of Code Section 401(k) that are maintained by an Employer, the actual deferral percentage of such Highly Compensated Employee shall be determined as if all such Section 401(k) plans or arrangements and this Plan were one arrangement.

          (b) For purposes of this Section 3.2, the "actual deferral percentage" for a specified group of Employees for a Plan Year shall be the average of the ratios (calculated separately for each Employee in such group) of:

               (1) the amount of Employer contributions actually paid over to the Plan on behalf of each such Employee pursuant to Salary Deferral Agreements, including, in the case of any Highly Compensated Employee who is a 5% owner of the Employer or in the group of 10 Highly Compensated Employees paid the greatest compensation during the Plan Year, amounts contributed pursuant to the Salary Deferral Agreements of Family Members for such Plan Year to

               (2) the Employee's Compensation, including, in the case of any Highly Compensated Employee who is a 5% owner of the Employer or in the group of 10 Highly Compensated Employees paid the greatest compensation during the Plan Year, Compensation of Family Members for such Plan Year.

          (c) In the event the limitations set forth in paragraph (a), above, have been or will, in the opinion of the Committee, be exceeded for any Plan Year, the Committee shall reduce the amount deposited or to be deposited on behalf of Participants by the Employer pursuant to
     Section 3.1 under the Salary Deferral Agreements of all Highly Compensated Employees by reducing the actual deferral percentage of such Participants beginning with the highest of such percentages. To the extent the deposits provided for under the Salary Deferral Agreements of Highly Compensated Employees are required to be reduced under this paragraph (c) and Section 3.6, such Agreements shall be deemed to have been amended.

          (d)(1) If excess contributions are made to the Plan during any Plan Year, then, on or before a date which is 2 1/2 months after the close of the Plan Year, and in no event later than the last day of the next subsequent Plan Year, the Trustee shall distribute to each Participant who is a Highly Compensated Employee, his pro rata share of such excess contributions and income allocable to such excess contributions; provided, however, that if there is a loss allocable to such excess contributions, in no event shall the distribution to be made by the Trustee pursuant to this paragraph (d), be less than the lesser of (x) the value of the Participant's account as of the last day of the preceding Plan Year or (y) the Participant's deposits under his Salary Deferral Agreement as in effect for the preceding Plan Year. The income or loss allocable to excess contributions shall be determined by multiplying the income or loss allocable to the Participant's deposits made pursuant to a Salary Deferral Agreement for the Plan Year by a fraction, the numerator of which is the excess contributions for the Plan Year and the denominator of which is the balance in the Participant's 401(k) Account as of the last day of the Plan Year.

               (2) The term "excess contributions" shall mean for purposes of this paragraph (d), the excess of (A) the deposits made to the 401(k) Accounts of Highly Compensated Employees over (B) the maximum amount of such deposits permitted under the limitations of paragraph (a) (determined by reducing deposits made on behalf of Highly Compensated Employees in order of the actual deferral percentages beginning with the highest of such percentages).

     3.3 ADDITIONAL LIMITATIONS ON CONTRIBUTIONS. Despite any other provisions of this Plan, and in addition to the limitations contained in
 Section 3.2, contributions by the Employer pursuant to Section 3.1 shall be made subject to the following:

          (a) If the Employer's contribution (including deposits made on behalf of Participants pursuant to Salary Deferral Agreements) for a Plan Year, when added to all other contributions to pension plans subject to ERISA made by the Employer for the same Plan Year, exceeds the maximum permissible amount permitted as a deduction to the Employer under the provisions of Code Section 404, such contributions shall be reduced in accordance with the priorities set forth in paragraph (c), below.

          (b) If the Employer's contribution (including deposits made on behalf of Participants pursuant to Salary Deferral Agreements) for a Plan Year, when added to all other contributions to pension plans subject to ERISA made by the Employer for the same Plan Year, exceeds the maximum permissible amount permitted as a deduction to the Employer under the provisions of Code Section 404(a)(3), such contributions shall be reduced in accordance with the priorities set forth in paragraph (c), below.

          (c) If, following such reduction in contributions, if any, as may be required under Section 3.2, the limitations set forth in either or both of paragraphs (a) or (b), above, have been or will, in the opinion of the Committee, be exceeded for any Plan Year, the Committee may, in its discretion, reduce, on a PRO RATA basis the amount deposited or to be deposited on behalf of Participants by the Employer pursuant to Section 3.1 under the Salary Deferral Agreements of all Participants.

     3.4  MAXIMUM CONTRIBUTIONS.

          (a) The Plan is subject to the limitations on benefits and contributions imposed by Code Section 415 which are incorporated herein by this reference, subject to such special rules as set forth in this Section. The limitation year shall be the twelve-month period beginning September 1 and ending August 31.

          (b) Notwithstanding the foregoing, for any Plan Year in which the Plan is a Top Heavy Plan, as defined in Section 7.1(a), but not a Super Top Heavy Plan, as defined in 7.1(b), and the minimum contribution or benefit specified in Section 7.2 is not made or provided for, the term "1.0" shall be substituted in Code Sections 415(e)(2)(B) and 415(e)(3)(B), for the term "1.25."

          (c) For purposes of Code Section 415(b)(2), the term "annual benefit" means the benefit payable annually under the terms of the plan (exclusive of any benefit not required to be considered for purposes of applying the limitations of Code Section 415 to the Plan) payable in the form of a single-life annuity with no ancillary benefits. If the benefit under the Plan is payable in any other form, the "annual benefit" shall be adjusted to the actuarial equivalent equal to the greater of a single-life annuity on the basis of the interest rate specified in the applicable plan or 5%.

          (d) If in any Plan Year a Participant's annual additions as defined in Code Section 415(c)(2) exceed the applicable limitation determined under Code Sections 415(c) or (e), as a result of (1) the allocation of forfeitures, (2) a reasonable error in estimating a Participant's compensation or (3) any other facts or circumstances permitted by rule or regulation adopted by the Secretary of the Treasury, such excess (referred to herein as the "Annual Addition Excess") shall not be allocated to his accounts in any defined contribution plan maintained by the Employer, but any reduction necessary shall be made first in any defined benefit plan in which the Participant was also participating, then to this Plan and then to any other defined contribution plan maintained by the Employer. To the extent the Annual Addition excess is allocated to the Plan, the deposits contributed on the Participant's behalf by his Employer pursuant to Section 3.1 shall be reduced to the extent of the Annual Addition excess. An amount equal to the deposit reduced under the preceding sentence shall be held in a suspense account to be reallocated as a Section 3.1 deposit in the next subsequent Plan Year for which such deposit is permitted hereunder.

     3.5  NON-REVERSION OF EMPLOYER CONTRIBUTIONS.

          (a) Subject to the provisions of paragraphs (b), (c), and (d), below, contributions to the Plan shall not inure to the benefit of any Employer and shall be held for the exclusive benefit of the Members hereunder.

          (b) Contributions made by the Employer by a mistake of fact shall revert to the Employer if such return is made within 1 year after the payment of such mistaken contribution.

          (c) Employer contributions hereunder are conditioned upon their deductibility under Code Section 404. Notwithstanding any provision herein to the contrary, to the extent a deduction is disallowed, contributions shall be returned to the Employer within 1 year after such disallowance.

          (d) Upon termination of the Plan, any unallocated amounts in the suspense account described in Section 3.4(d) shall revert to the Company.

     3.6 ADJUSTMENT OF CONTRIBUTIONS BY COMMITTEE. The Committee shall have full and complete authority to adopt such rules, regulations and procedures as it may, from time to time and at any time, deem necessary and appropriate to ensure that the limitations on contributions and/or annual additions set forth in Sections 3.2, 3.3, and 3.4 are observed. In carrying out its authority hereunder the Committee is hereby expressly authorized to make, without the consent of any Participant, one or more prospective or retroactive adjustments in each Participant's Salary Deferral Agreement as will, in its sole opinion, carry out the purposes of such sections if such adjustment is reasonably intended to ensure compliance with any of the limitations of this Section 3; provided, however, that in no event shall the Committee be authorized or empowered to cause the annual amount deferred for any Plan Year under a Salary Deferral Agreement to exceed the actual amount authorized by a Participant.

     3.7 ROLLOVER CONTRIBUTIONS. To the extent permitted by applicable law, regulations or rulings, a Participant may elect to transfer (or cause to be transferred) a rollover contribution which is attributable to a Participant's prior employer's contributions, the Participant's pre-tax contributions and/or any earnings on his voluntary after-tax contributions and which satisfies the requirements of Code Sections 402(c)(4), 403(a)(4) or 408(d)(3). Such contribution shall be held as a subaccount under his Rollover Contribution Account; provided, however, that no such contribution shall be permitted if such contribution would cause this Plan to be a direct or indirect transferee of a defined benefit plan or a defined contribution plan which is subject to the funding standards of Code Section 412 or a plan to which Code Section 401(a)(11)(B)(iii) applied with respect to the Participant. Such rollover contributions shall be subject to all of the provisions contained in this Plan relating to the Participant's Rollover Contribution Account and such other rules and procedures as the Committee may from time to time and at any time adopt; provided, however, that such funds shall at all times be fully vested and nonforfeitable.

                             SECTION 4

     ACCOUNTS, RECORDS OF THE PLAN, INVESTMENT ELECTIONS, AND
               ALLOCATIONS TO PARTICIPANTS' ACCOUNTS

     4.1 INDIVIDUAL ACCOUNTS. The Committee shall direct the Trustee to create and maintain adequate records of the interest in the Plan of each Member. Such records shall be in the form of individual 401(k) Accounts and Rollover Contribution Accounts and credits and charges shall be made to such Accounts in the manner herein described. The maintenance of individual Accounts is for accounting purposes only and an allocation of the assets held in any Investment Fund of the Trust to each Account shall not be required. Each Member's undivided proportionate interest in each Investment Fund of the Trust shall be measured by the proportion that the balance of his Accounts bears to the total balance of all Members' Accounts as of the date that such interest is being determined. Distribution and withdrawals made from an Account shall be charged to the Account as of the date paid.

     4.2 CONTRIBUTIONS. Contributions made on behalf of a Participant or Inactive Participant shall be allocated pursuant to the provisions of
 Section 3.

     4.3  ADJUSTMENTS TO REFLECT NET WORTH OF THE TRUST FUND.

          (a) As of each Accounting Date, the Trustee shall determine the market value of each applicable Investment Fund of the Trust exclusive of any contributions made pursuant to Section 3.1 and any suspense accounts maintained pursuant to Section 3.4. As of such Accounting Date, the difference between the value of each Investment Fund as determined in accordance with the preceding sentence less the sum of the aggregate Accounts of Members in each applicable Investment Fund on such date shall be allocated to the Accounts of all Members in such Investment Fund in the same proportion as each Account balance bears to the aggregate of all Account balances in such Investment Fund.

          (b) All determinations made by the Trustee with respect to fair market values and net worth shall be made in accordance with generally accepted principles of trust accounting and such determinations, when so made by the Trustee, and any determinations by the Committee based thereon shall be conclusive and binding upon all persons having an interest under the Plan.

     4.4  INVESTMENT FUNDS.

          (a) The Committee shall, from time to time and at any time, direct the Trustee to establish, modify, maintain or terminate one or more Investment Funds for the purpose of providing investment media for the assets of the Trust. The general investment objectives of each such fund shall be as hereinafter described; provided, however, that such descriptions shall be intended only as a general description of the investment purpose and objective of each such Investment Fund and shall not prohibit the Committee, the Trustee, or any investment manager from altering, at any given time, the specific investments held by such fund if such change is, in the opinion of such fiduciary, necessary to meet applicable standards under ERISA or would not be contrary to the general purpose of such fund. The Committee is further specifically authorized to allocate, in whole or in such increments as it deems appropriate, the responsibility of asset management of one or more Investment Funds to or among the Trustee and one or more investment managers appointed pursuant to the Plan; provided, however, that where more than one fiduciary has been charged with the investment of a separable portion of any Investment Fund, allocations to any Members' Accounts shall be made on the basis of the Plan Assets in such Investment Fund as a whole and no Member shall have the right to elect which such fiduciary shall manage the assets held in his Account.

          (b) The Investment Funds of the Trust shall consist of one or more "Investment Funds" which the Committee shall from time to time authorize or direct the Trustee to establish and designate as separate and distinct funds. Each such Investment Fund shall have such general investment objective as shall be established by the Committee and shall be invested by the Trustee (or, if applicable, the investment manager appointed with respect to such Investment Fund) in its discretion in a manner consistent with such objectives in one or more of the following types of investments permitted by the Investment
     Fund: (A) any common trust fund or collective investment fund maintained by the Trustee or any other bank or trust company for the purpose of employee benefit plan investments or by similar financial institutions supervised by the banking authorities of the United States, (B) shares of equity securities, including qualifying employer securities as defined in ERISA Section 407(d), (C) bonds, notes, and other interest bearing securities, (D) mutual funds whose investment objective is consistent with and appropriate to carry out the investment objectives of the Investment Fund, (E) certificates of deposit, money market funds and cash and cash equivalents, whether or not issued by or representing a deposit in a bank or other financial institution which is a fiduciary of the Plan within the meaning of ERISA, without regard, except as provided herein and in ERISA, to any rule of law or statute of any state or other sovereign body prescribing investments eligible for trust funds or to any custom or practice concerning a proper diversification of investment. The terms of each common trust and collective investment fund maintained by the Trustee, a bank or other entity for trust investment purposes are, to the extent not inconsistent with the provisions of ERISA, hereby incorporated by reference for each period during which any part of the assets of the Trust are invested in such common trust or collective investment fund.

     4.5  INVESTMENT DIRECTIONS.

          (a) Each Employee who becomes a Participant shall specify, by written notice to the Committee, the Investment Fund or Investment Funds to which contributions pursuant to Section 3 shall be credited. Despite any other provision of this Plan, if an Employee fails to specify an investment election hereunder, he shall be ineligible to participate in the Plan.

          (b) Each such election shall specify, in increments of 10%, or such other increment as may, from time to time and at any time, be required or permitted by the Committee, the Investment Fund or Funds in which such contributions shall be invested.

          (c) A Member may change his investment election as to any of such contributions by written notice filed with the Committee on or before such date prior to each Accounting Date as is specified by the Committee. An investment election made pursuant to this subparagraph

     (c) shall be effective as of the first Accounting Date subsequent to the date on which it was properly and timely filed in accordance with the Committee's rules and procedures, as from time to time and at anytime adopted, and shall remain in effect until the Member files a new election in accordance with this subparagraph (c).

     4.6  TRANSFERS BETWEEN INVESTMENT FUNDS.

          (a) Subject to the limitations set forth herein, a Member may elect, in increments of 10%, or such other increments as may from time to time and at any time, be required or permitted by the Committee, the proportion in which the balance of his Accounts shall be invested in each Investment Fund. Such election may be made only in a written form filed with the Committee on or before such date immediately prior to an Accounting Date as is specified from time to time and at any time by the Committee and each such election shall be effective for the accounting period which begins immediately subsequent to its timely filing and for each subsequent accounting period until changed as provided in this sentence. The balance of a Member's Accounts shall be determined as of the Accounting Date immediately preceding the effective date of an election filed hereunder.

          (c) Despite any other provision of the Plan, the percentages specified by a Member pursuant to this Section 4.6 shall apply only as of the Accounting Date immediately preceding the effective date of an election filed hereunder and neither the Trustee, the Committee nor any other fiduciary of the Plan shall be under any obligation, or have any authority, to reallocate the assets in a Member's Accounts so as to maintain the percentage allocations specified by the Member after the effective date of an election.

     4.7 TRANSFER OF ASSETS. The Committee shall direct the Trustee to transfer moneys or other property from the appropriate Investment Fund to the other Investment Fund as may be necessary to appropriately reflect the aggregate transfer transactions after the Committee has caused the necessary entries to be made reflecting the balance of the Members' Accounts in the Investment Funds and has reconciled offsetting transfer elections, in accordance with uniform rules therefor established by the Committee.

                             SECTION 5

                       WITHDRAWALS AND LOANS

     5.1 WITHDRAWAL UPON ATTAINMENT OF AGE 59 1/2. Upon attainment of age 59 1/2, a Participant or Inactive Participant may file an application with the Committee on a form approved by it to withdraw any portion of his 401(k) Account. Such withdrawal election shall be effective as of the first day of the calendar quarter after such election has been on file with the Committee for 20 days.

     5.2  HARDSHIP WITHDRAWALS.

          (a) In the event of a Participant's or Inactive Participant's Hardship prior to a Termination of Employment and upon the filing of an application by him with the Committee on a form approved by it, the Committee shall, in accordance with uniform objective rules adopted and consistently followed by it, grant such person a Hardship withdrawal distribution from the Plan.

          (b) Despite any other provisions of this Plan, the following rules shall govern distributions made on account of a Participant's
     Hardship:

               (1) In no event shall the amount of the Hardship distribution exceed the lesser of (A) the amount necessary to satisfy the immediate and heavy financial need created by such Hardship (including the amount deemed necessary to satisfy such immediate and heavy financial need under regulations promulgated by the Secretary of the Treasury and also including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the hardship distribution) or (B) the amount described in (2), below.

               (2) Amounts distributed on account of Hardship shall be deducted from the amount actually contributed to the Participant's or Inactive Participant's 401(k) Account, but not income attributable to such contributions.

               (3) The Participant shall have obtained all distributions under Section 5.1 and all other distributions (other than hardship distributions), and all nontaxable loans then available under all other plans maintained by any employer for whom Hours of Service are credited under this Plan prior to receipt of any Hardship distribution under the Plan.

               (4) The Participant shall be ineligible to enter into a Salary Deferral Agreement or to make elective contributions (employee contributions subject to a cash or deferred election under a cash or deferred arrangement) or employee contributions (contributions made on an after-tax basis by the Employee) under any plan (qualified or nonqualified) maintained by any employer for whom Hours of Service are credited under this Plan for a period of 12 months after receipt of the Hardship distribution.

               (5)  The elective contributions (as defined in subparagraph
          (4), above) made by the Participant under this Plan and all other plans maintained by any employer for whom Hours of Service are credited under this Plan for the Participant's taxable year immediately following the taxable year in which the Hardship distribution occurred shall not exceed an amount equal to the excess of (A) the applicable limit for such later taxable year under Code Section 402(g), over (B) the amount of such Participant's elective contributions in the taxable year in which the Hardship distribution occurred.

          (c) Each withdrawal distribution made hereunder shall be made as soon after such Accounting Date as is administratively feasible for the Trustee and shall be charged against the Participant's or Inactive Participant's 401(k) Account in accordance with such rules or procedures as the Committee may from time to time and at any time, adopt. Any amount remaining in the Participant's or Inactive Participant's 401(k) Account shall continue to receive allocations of Trust income or loss pursuant to Section 4.3 until distributed in accordance with the provisions of Section 6.

          (d) For purposes of this Section 5.2, the term "Hardship" shall mean the immediate and heavy financial need of a Participant or Inactive Participant on account of:

               (1) medical expenses described in Code Section 213(d) previously incurred by the Participant or Inactive Participant, his spouse or any dependents (as defined in Code Section 152) of the Participant or Inactive Participant, or necessary for such persons to obtain medical care described in Code Section 213(d);

               (2) the purchase (excluding mortgage payments) of a principal residence for the Participant or Inactive Participant;

               (3) payment of tuition for the next 12 months of post-secondary education for the Participant or Inactive Participant, his spouse, children or dependents (as defined in Code Section 152); or

               (4) the need to prevent the eviction of the Participant or Inactive Participant from his principal residence or foreclosure on the mortgage of the Participant's or Inactive Participant's principal residence.

     5.3 LOANS TO PARTICIPANTS. The Trustee may make a loan to a Participant, Inactive Participant, or Beneficiary who is actively employed by an Employer or any Affiliated Employer (hereinafter referred to as "Borrower") who has a 401(k) Account balance in this Plan attributable to his own participation herein or to the participation of a deceased Participant of whom the Participant is a Beneficiary in accordance with the provisions of this Section 5.3. Notwithstanding anything herein to the contrary, this loan program shall be extended to all individuals with 401(k) Account balances who are Inactive Participants or Beneficiaries who are not actively employed by an Employer or any Affiliated Employer if any one or more of such individuals becomes parties in interest with respect to this Plan as defined in Section 3(14) of ERISA. Loans shall be made available to all Participants (and Inactive Participants and Beneficiaries who are not actively employed by an Employer or any Affiliated Employer, if applicable) on a reasonably equivalent basis. Loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Employees. All loans shall be subject to the approval of the Committee which shall grant such loans on a nondiscriminatory basis. In addition to such other rules and regulations as the Committee may adopt, all loans shall be made subject to the following terms and conditions:

          (a) The Borrower shall make written application for the loan to the Committee.

          (b) Each loan shall be evidenced by a promissory note payable to the order of the Trustee and shall provide that repayment (principal and interest) be amortized in level payments, not less frequently that quarterly, but in no event shall the repayment period for such loan exceed 5 years except for any loan used to acquire a dwelling unit which, within a reasonable time, is to be used as a principal residence of the Borrower, as determined within the meaning of such Code Section 72. Every Borrower shall receive a clear statement of the charges involved in each loan transaction, which shall include the dollar amount and annual interest rate of the finance charge.

          (c) No loan (when aggregated with all loans from all plans of the Employer and any Affiliated Employer) shall be in excess of the lesser of (A) 50% of the value, determined as of the Accounting Date immediately preceding the date of the loan, of the Borrower's 401(k) Account or (B) $50,000 reduced by the excess of (i) the highest outstanding loan balance under this Section 5.3 of the Borrower during the one year period ending on the day before such loan is made, over
     (ii) the outstanding balance of all loans to such Borrower as of the date on which such loan is made. An assignment or pledge of any portion of the Borrower's interest in the Plan and a loan, pledge or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this paragraph.

          (d) Each loan shall be secured by that portion of the Borrower's 401(k) Account which is not in excess of the outstanding principal amount of the loan at any time in addition to such other security, if any, as may be required by the Committee. A Borrower must obtain the consent of his or her spouse, if any, within the 90-day period before the time the 401(k) Account balance is used as security for the loan. Spousal consent shall be obtained no earlier than the beginning of the 90-day period that ends on the date on which the loan is to be so secured. The consent must be in writing, must acknowledge the effect of the loan, and must be witnessed by a plan representative or notary public. Such consent shall thereafter be binding with respect to the consenting spouse or any subsequent spouse with respect to that loan. A new consent shall be required if the account balance is used for renegotiation, extension, renewals, or other revision of the loan.
     The consent shall comply with the requirements of Section 6.5(a)(1)(B), but shall be deemed to meet any requirements contained in such section relating to the consent of any subsequent spouse.

          (e) Each loan shall bear interest at a reasonable rate which meets the requirement of Department of Labor Regulation 29 C.F.R.
     <section>2550.408(b)-1.  The Committee shall not discriminate among
     Borrowers in the matter of interest rates, but loans granted at different times may bear different rates of interest if, in the opinion of the Committee, the difference is justified by a change in general economic conditions and then prevailing market rates.

          (f) Despite any other provision of this Plan, all loans shall be due and payable upon the Borrower's Termination of Employment;

     provided, however, that if the loan program is extended to Inactive Participants or Beneficiaries who are not actively employed by an Employer or any Affiliated Employer in accordance with this section, no loans made after such extension shall be due and payable upon a Borrower's Termination of Employment; and provided further, that all loans shall be due and payable when a taxable distribution is made (i) in the case of a Borrower employed by the Employer, after Termination of Employment or (ii) in the case of a Borrower not employed by the Employer, after the death of the Participant or Inactive Participant. In the event that the Borrower fails to make two or more consecutive payments, the loan shall be in default. The Committee shall notify the Borrower in writing of the default. If the Borrower fails to cure the default by making all necessary payments within thirty days of such written notice, the Committee may direct the Trustee to debit the total amount from the Borrower's 401(k) Account, at such time which will not disqualify the Plan. In the event of default, foreclosure on the note and attachment of security will not occur until a distributable event occurs in the Plan.

          (g) Despite any other provision of this Plan, that portion of the Borrower's Accounts which is equal to the unpaid principal balance of the loan granted hereunder shall be segregated from the Accounts of other Participants and any income or losses attributable to such loan shall be credited solely to such Account. Such segregated Account shall not share in the allocations made pursuant to Section 4.3. Any amount repaid as principal or interest by the Borrower shall be reinvested in the general assets on behalf of the Borrower's Accounts and gains or losses shall be allocated to such portion of the Account under Section 4.3.

                             SECTION 6

                             BENEFITS

     6.1  RETIREMENT BENEFITS.

          (a) Upon attaining his Normal Retirement Age a Participant or Inactive Participant shall have a fully vested interest in his Accounts as well as any subsequent Employer contribution made on his behalf by reason of Section 3.

          (b) If a Participant continues in the employment of the Employer after attaining his Normal Retirement Age, he shall continue to participate in this Plan until the earlier of (1) his Termination of Employment, or (2) the date on which he no longer meets the eligibility requirements of Section 2. In the event of such deferred retirement, the Trustee shall defer distribution of his Accounts.

          (c) Retirement benefits shall be paid in accordance with Sections 6.5 and 6.6.

     6.2  DEATH BENEFITS.

          (a) Upon the death of a Participant or Inactive Participant prior to his Termination of Employment, or in the event of the death of a Member prior to the complete distribution of the benefit to which he was entitled under Section 6.1, 6.3 or 6.4, the Beneficiary of such Member shall be entitled to receive the balance of the Member's undistributed Accounts. Payment of death benefits shall be made in accordance with Sections 6.5 and 6.6.

          (b) A Member's Beneficiary shall be determined in accordance with the following:

               (1) The Member's surviving spouse, if any, shall be the Beneficiary of such Member unless a different Beneficiary has been designated in accordance with the procedures set forth herein. The designation by a married Member of a Beneficiary other than such Member's spouse shall be a valid and enforceable designation under the terms of this Plan only if such spouse has consented in writing to such designation and such consent acknowledges the effect of such election and is witnessed by a plan representative or a notary public or, if no consent shall have been given, it is established to the satisfaction of the Committee that such consent may not be obtained because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may, by regulation, prescribe. Any consent given pursuant to this subparagraph (1) shall be effective only as to the Beneficiary so named unless the consent expressly permits designation without further consent of the spouse.

               (2) The Beneficiary of a Member who has no spouse shall be designated by the Member on a form supplied by the Committee.

               (3) Each designation of a Beneficiary shall be revocable by the Member by filing a similar written direction with the Committee naming a new Beneficiary, and in case of more than one such filing, the most recent valid designation shall prevail. In the absence of a valid designation, or, in the event the Beneficiary should predecease the Member and no contingent Beneficiary has been designated, the Beneficiary shall be deemed to be the Member's children, PER STIRPES, or, if no such descendants are then living, to the Member's father and mother, in equal parts, or if no such individuals are then living, to his estate.

     6.3 DISABILITY BENEFITS. If a Participant or Inactive Participant incurs a Termination of Employment as a result of his Disability, his active participation in the Plan shall cease and he shall be entitled to, in lieu of any other benefit payable hereunder, a Disability retirement benefit equal to the balance of his Accounts as well as any subsequent Employer contributions which may be made on his behalf by reason of
 Section 3. Payments to a disabled Participant or Inactive Participant shall be made in accordance with Sections 6.5 and 6.6.

     6.4 TERMINATION FOR OTHER REASONS. When a Participant or Inactive Participant incurs a Termination of Employment prior to attaining his Normal Retirement Age, incurring a Disability or his death, such Participant or Inactive Participant shall be entitled to 100% of his 401(k) Account. Payment of benefits accrued under this Section 6.4 and the determination of the "value" of a Participant's or Inactive Participant's Accounts shall be made in accordance with Sections 6.5 and 6.6.

     6.5  PAYMENT OF BENEFITS.

          (a) Benefits shall be paid in a form described below (A) to each Participant upon retirement after attaining his Normal Retirement Age, becoming eligible for a benefit pursuant to Section 6.4, or incurring a Disability, (B) to each Beneficiary described in Section 6.2, and
     (C) to any Participant or Inactive Participant who is required to receive a distribution of his Account pursuant to paragraph (b), below.

               (1) In the case of a Participant or Inactive Participant who is married on the date on which benefits are to be paid to the Participant or Inactive Participant, payments of the Accounts shall be made as follows:

                    (A) Unless otherwise elected by the Participant or Inactive Participant and his spouse pursuant to (B), below, the Trustee shall apply the value of the Participant's Accounts to the purchase of an annuity for the life of the Participant or Inactive Participant with a survivor annuity for the life of the spouse which is 50% of the amount of the annuity which is payable during the joint lives of the Participant or Inactive Participant and the spouse and which is the actuarial equivalent of a single annuity for the life of the Participant or Inactive Participant. The value of the Accounts shall be determined, for purposes of this paragraph, as of the Accounting Date coincident with or first following the date the annuity described herein is purchased by the Trustee.

                    (B)  A Participant or Inactive Participant described in
               (A), above, may, at any time within the 90-day period immediately prior to the date the annuity described in (A), above, is purchased, elect that payment of his Accounts shall be made in a form described in (2)(A), (B) or (C), below, provided, however, that no such election shall be effective unless:

                         (i) The spouse of such Participant or Inactive Participant has consented in writing to such election and such consent acknowledges the effect of such election and is witnessed by a Plan representative or a notary public, or,

                         (ii) It is established to the satisfaction of the Committee that such consent may not be obtained because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may, by regulation, prescribe.

                    (C) In accordance with such regulations as may be prescribed by the Secretary of the Treasury, the Committee shall furnish to each married Participant or Inactive Participant no less than 30 days and no more than 90 days prior to the date benefits are to commence a general explanation of (i) the terms and conditions of the payment option described in (1)(A), above, (ii) his right to make, and the effect of an election to waive payment of benefits in such form, (iii) the rights of the Participant's or Inactive Participant's spouse with respect to such benefit,
               (iv) the right to waive, and the effect of a revocation of an election to waive, payment of benefits in such form and
               (v) such other information as applicable regulations may require.

               (2) In the case of a Participant or Inactive Participant who is not described in (1), above, or who has filed an effective election pursuant to (1)(B), above, and a Beneficiary, payment of the Participant's or Inactive Participant's Accounts shall be made in accordance with the following as the Participant, Inactive Participant or Beneficiary shall elect:

                    (A) In a lump sum, the value of which shall be determined as of the Accounting Date coincident with or first following the date on which the Member's Termination of Employment occurs, or, with respect to clause (a)(C) above, or an election made pursuant to paragraph (b) below, the Accounting Date immediately preceding the date benefit payments are to begin, or

                    (B) In periodic payments of such equal or unequal amounts as the Member may, from time to time and at any time, elect (but no election may be made more frequently than once every 12 months) in which event the unpaid balance at the end of each Plan Year shall receive an income or loss allocation in accordance with Section 4.3; provided, however:

                         (i) that such payments shall be made not less frequently than annually;

                         (ii) that such payments shall be in such amounts as will result in such amounts being paid over a period of time not in excess of the life expectancies of the Participant or Inactive Participant and such person's Beneficiary as redetermined not more frequently than on an annual basis in accordance with such procedures as the Secretary of the Treasury shall provide;

                         (iii) that upon the death of the Member, the following distribution provisions shall take effect:

                              (a)  If the Member dies after distribution
                         of his Accounts has commenced, the remaining portion of such Accounts will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Member's death.

                              (b)  If the Member dies before distribution
                         of his Accounts has commenced, the Member's Accounts will be distributed no later than 5 years after the Member's death except to the extent that an election is made to receive distributions in accordance with subparagraphs (1) or (2) below:

                              (1) if any portion of the Member's Accounts are payable to a Beneficiary, distributions may be made in substantially equal installments over the life or life expectancy of the Beneficiary commencing no later than one year after the Member's death;

                              (2) if the Beneficiary is the Member's surviving spouse, the date distributions are required to begin in accordance with subparagraph (1) above shall not be earlier than the date on which the Member would have attained age 70 1/2, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Member; and

                    (C) In the form of a nontransferable annuity purchased by the Trustee for the life of the Member or Beneficiary, if applicable, or a joint and survivor group annuity purchased by the Trustee for such Member or Beneficiary, if applicable, and his Beneficiary. If the Beneficiary is the Member's spouse, payment of benefits to such Beneficiary shall be in the form of an annuity pursuant to this Section 6.5(a)(2)(C) unless the Beneficiary elects another form of benefit under this Section 6.5(a)(2).

          (b) Payment of benefits under this Plan shall begin as of any Accounting Date following the Member's Termination of Employment as the Member or, if applicable, the Member's Beneficiary shall elect; provided, however, that

               (1) Payment shall begin not later than the 60th day after the last to occur of the close of the Plan Year in which (A) the Member attains age 65 or (B) the Member incurs a Termination of Employment unless the Member has elected to defer payment beyond such date pursuant to a written election filed with the Committee which is signed by the Member and describes the benefit and the date upon which such payment shall begin.

               (2) Except with respect to (i) any benefit subject to a valid deferral election under Section 242(b) of the Tax Equity and Fiscal Responsibility Act of 1982 and Section 521(d) of the Tax Reform Act of 1984, and (ii) any Member who attained age 70 1/2 before January 1, 1988 and was not a 5% owner (as defined in Code Section 416)) during any Plan Year after the Plan Year ending with or within the calendar year in which such Member attained age 65 1/2, payment of a Member's Accounts shall begin not later than April 1 of the calendar year following the calendar year in which such Member attains age 70 1/2 whether or not such Member has incurred a Termination of Employment, and

               (3) In the event no election is filed within 30 days of the later of the last date described in (1) or (2), above, such Accounts shall be distributed in accordance with subparagraph
          (a)(1), above, on or before such last date.

          (c) Notwithstanding any provision in the Plan to the contrary, with respect to a Member's Accounts the vested portion of which has never exceeded $3,500, payment to the Member shall be made in a lump sum as soon as reasonably administratively feasible for the Trustee following the date on which the Participant's or Inactive Participant's Termination of Employment occurs, but in no event later than the time described in Section 6.5(b)(2), above.

     6.6  ELIGIBLE ROLLOVER DISTRIBUTIONS.

          (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

          (b) An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 6.5(b)(2); and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          (b) An Eligible Retirement Plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), or a qualified trust described in Code Section 401(a), that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or an individual retirement annuity.

          (c) A Distributee includes an Employee or a former Employee. In addition, the Employee's or former Employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Code Section 414(p), are Distributees with regard to the interest of the spouse or former spouse.

          (d) A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

     6.7 CODE COMPLIANCE. The provisions of the Plan are intended to comply with Code Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Code Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code
 Section 401(a)(9) and the regulations thereunder override any Plan provisions inconsistent with such Code Section and regulations.

     6.8 PAYMENTS TO MINORS OR INCOMPETENTS. Whenever, in the Committee's opinion, a person entitled to receive any payment of a benefit hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments to such person or to his legal representative or the Committee may direct the Trustee to apply the payment for the benefit of such person in such manner as the Committee considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment under the provisions of the Trust.

     6.9 INALIENABILITY OF BENEFITS. Subject to the provisions of Section 6.10, benefits payable under this Plan shall not be subject in any manner to the claims of a Member's creditors or others and may not be assigned or alienated and any attempt to assign or alienate such benefits shall be void.

     6.10 TREATMENT OF BENEFITS IN A DIVORCE. The Committee shall, from time to time and at any time, establish and maintain procedures to determine the qualified status of domestic relations orders and to administer distributions of Plan benefits under such orders. Such procedures shall be in writing and shall be in compliance with the requirements for such procedures set forth in Section 206 of ERISA. Notwithstanding anything herein to the contrary, if any qualified domestic relations order so directs, distribution of benefits to the alternate payee may be made at a time not permitted for distributions to the Member.

     6.11 APPLICATION FOR BENEFITS AND DATA. All persons claiming benefits from the Trust must make application and furnish to the Committee or its designated agent, such documents, evidence, or information as the Committee or its designated agent considers necessary or desirable for the purpose of administering the Plan; and each such person must furnish such information promptly and sign such documents as the Committee or its designated agent may require before any benefits become payable from the Trust.

     6.12  CLAIMS PROCEDURE.

          (a) Upon the denial of a claim for benefits filed by a claimant, the Committee shall, within a reasonable period of time not to exceed 90 days (unless special circumstances require an extension of time for processing the claim, in which case a written notice of an additional period of time not to exceed 90 days and stating the special circumstances and expected date of decision shall be furnished the claimant prior to the expiration of the first 90 day period), provide to every such claimant notice of the denial, written in a manner calculated to be understood by the claimant, and setting forth the following:

               (1)  The specific reason or reasons for the denial;

               (2) Specific reference to pertinent Plan provisions on which the denial is based;

               (3) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

               (4)  An explanation of the Plan's claim review procedure.
          (b) Any claimant who has been denied a benefit, may, within 60 days after receipt by him of written notification of denial of the claim, request review of the denial by the Committee. The request for review shall be delivered to the Committee in written form and shall be made by the claimant or his duly authorized representative. Following the request for review, the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing to the Committee. No later than 60 days after the Committee's receipt of a request for review, (unless special circumstances require an extension of time for processing, in which case the decision shall be rendered no later than 120 days after receipt of a request for review and written notice of such extension shall be furnished the claimant), the Committee shall issue its decision; provided, however, that if the Committee is holding regularly scheduled meetings at least quarterly, a review decision shall be made not later than the next meeting of the Committee following receipt of a request for review unless such request is filed within 30 days of such meeting, in which case such decision may be made at the next scheduled meeting and, if an extension of time for processing is required by special circumstances, such decision must be rendered not later than the third scheduled meeting following receipt of such request for review. This decision shall be in writing and shall contain specific reasons for the Committee's decision and specific references to the pertinent Plan provision on which such decision is based, written in a manner calculated to be understood by the claimant.

                             SECTION 7

                       TOP-HEAVY PROVISIONS

     7.1  TOP HEAVY DEFINED.

          (a) This Plan shall be a Top Heavy Plan for any Plan Year in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds 60% of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

          (b) This Plan shall be a Super Top Heavy Plan for any Plan Year in which, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees and (2) the sum of the Aggregate Accounts of Key Employees under this Plan and all plans of an Aggregation Group, exceeds 90% of the Present Value of Accrued Benefits and the Aggregate Accounts of all Key and Non-Key Employees under this Plan and all plans of an Aggregation Group.

          (c) If any Participant is a Non-Key Employee for any Plan Year, but such Participant was a Key Employee for any prior Plan Year, such Participant's Present Value of Accrued Benefit and/or Aggregate Account balance shall not be taken into account for purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan (or whether any Aggregation Group which includes this Plan is a Top Heavy Group). In addition, if a Participant or former Participant has not performed any services for any Employer maintaining the Plan at any time during the 5 year period ending on the Determination Date, any accrued benefit and/or aggregate account for such Participant or former Participant shall not be taken into account for the purposes of determining whether this Plan is a Top Heavy or Super Top Heavy Plan.

     7.2  TOP-HEAVY MINIMUM.

          (a) The Employer Contribution Account of an Employee who is not a Key Employee and who is eligible to participate in this Plan, but who is not eligible or does not participate in any Defined Benefit Plan maintained by the Employer which is a Top Heavy Plan shall be credited with such additional Employer contributions, if any, as is required so that the total amount contributed to such Account for each Plan Year in which the Plan is a Top Heavy Plan shall be not less than the lesser of (1) 3% of such Participant's compensation as reported on Form W-2 ("compensation") for the Plan Year or (2) that percentage of such Participant's compensation for the Plan Year as is equal to the percentage of compensation of the Key Employee for whom the amount contributed is the highest percentage of compensation.

          (b) For each Plan Year in which the Plan is a Top Heavy Plan, each Employee who is not a Key Employee and who was a Participant in a retirement plan which is a Defined Benefit Plan qualified under Code
     Section 401(a) (a "retirement plan"), during the applicable Plan Year shall be entitled to receive (1) a benefit under the retirement plan attributable to years of service performed by the Employee in which the retirement plan was a Top Heavy Plan after December 31, 1983 which is equal to the product of (A) the Employee's average Form W-2 compensation for the period of consecutive years (not in excess of 5) in which the Employee accrued a year of service for benefit accrual purposes under such retirement plan beginning after December 31, 1983 in which such compensation was highest, multiplied by (B) the lesser of (i) 2% (or 3% if the adjustment otherwise required by Section 3.4(b) is not to be made) per year of such benefit accrual service accrued after December 31, 1983 or (ii) 20% (or if the adjustment otherwise required by Section 3.4(b) is not to be made) 30%; less (2) the actuarial equivalent (as defined in the retirement plan) of the benefit attributable to Employer contributions which is paid or payable to such Employee or that would, upon application, become payable to him at the time any benefit is payable under this Plan. An actuarially equivalent benefit shall be determined assuming benefits under this Plan and the retirement plan are or would be paid in the same form. In no event, shall an Employee described above be entitled to receive a benefit under the provisions of this Section 7.2(b) from more than one retirement plan.

     7.3 DEFINITIONS. For purposes of this Section 7 and in applying the top-heavy rules of Code Section 416, the following terms shall have the meanings hereinafter set forth:

          (a) The term "Aggregate Account" as of a Determination Date shall mean the sum of:

               (1) the Participant's Account balance as of the most recent valuation occurring within a 12-month period ending on the Determination Date.

               (2) an adjustment for any contributions due as of the Determination Date; such adjustment shall be the amount of any contributions actually made after the Valuation Date, but on or before the Determination Date, except for the first Plan Year when such adjustment shall also reflect the amount of any contributions made after the Determination Date that are allocated as of the date in that first Plan Year.

               (3) any plan distributions made within the Plan Year that includes the Determination Date or within the 4 preceding Plan Years; provided, however, in the case of distributions made after the Valuation Date and prior to the Determination Date, such distributions are not included as distributions for top heavy purposes to the extent that such distributions are already included in the Participant's Aggregate Account balance as of the valuation date; and, provided further, that all distributions, including distributions made prior to January 1, 1984, and distributions under a terminated plan which if it had not been terminated would have been required to be included in an Aggregation Group, will be counted and distributions from the Plan because of death shall be treated as a distribution for the purposes of this paragraph.

               (4) any Employee contributions, whether voluntary or mandatory; provided, however, that amounts attributable to tax deductible qualified deductible Employee contributions shall not be considered to be a part of the Participant's Aggregate Account balance.

               (5) with respect to related rollovers and plan-to-plan transfers (ones either not initiated by the Employee or made to a plan maintained by the same employer), if this Plan provides the rollover or plan-to-plan transfer, it shall not be counted as a distribution for purposes of this Section 7. If this Plan is the plan accepting such rollover or plan-to-plan transfer, it shall consider such rollover or plan-to-plan transfer as part of the Participant's Aggregate Account balance, irrespective of the date on which such rollover or plan-to-plan transfer is accepted. For the purposes of determining whether two employers are to be treated as the same employer, all employers aggregated under Code
          Section 414(b), (c) or (m) are treated as the same employer.

          (b) The term "Aggregation Group" shall mean either a Required Aggregation Group or a Permissive Aggregation Group as hereinafter determined.

               (1) Each plan of the Employer in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the 4 preceding Plan Years, and each other plan of the Employer which enables any plan in which a Key Employee participates to meet the requirements of Code Sections 401(a)(4) or 410, will be required to be aggregated and such group shall be known as a "Required Aggregation Group". In the case of a Required Aggregation Group, each plan in the group will be considered a Top Heavy Plan if the Required Aggregation Group is a Top Heavy Group. No plan in the Required Aggregation Group will be considered a Top Heavy Plan if the Required Aggregation Group is not a Top Heavy Group.

               (2) The Employer may include any other plan not required to be included in a Required Aggregation Group, provided the resulting group, taken as a whole, would continue to satisfy the provisions of Code Sections 401(a)(4) and 410 and such group shall be known as a "Permissive Aggregation Group." In the case of a Permissive Aggregation Group, only a plan that is part of the Required Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is a Top Heavy Group.
          No plan in the Permissive Aggregation Group will be considered a Top Heavy Plan if the Permissive Aggregation Group is not a Top Heavy Group.

               (3) Only those plans of the Employer in which the Determination Dates fall within the same calendar year shall be aggregated in order to determine whether such plans are Top Heavy Plans.

               (4) An Aggregation Group shall include any terminated plan of the Employer if it was maintained within the last 5 years ending on the Determination Date.

          (c)  The term "Determination Date" shall mean:

               (1)  the last day of the preceding Plan Year, or

               (2) in the case of the first Plan Year, the last day of such Plan Year.

          (d) In the case of a Defined Benefit Plan, the term "Present Value of Accrued Benefit" for a Participant other than a Key Employee shall be as determined using the single accrual method used for all plans of the Employer and Affiliated Employers, or if no such single method exists, using a method which results in benefits accruing not more rapidly than the slowest accrual rate permitted under Code
     Section 411(b)(1)(C). For Plan Years beginning prior to January 1, 1987, a Participant's Present Value of Accrued Benefit shall be as determined under the provisions of the applicable Defined Benefit Plan without regard to the preceding sentence.

          (e) The term "Top Heavy Group" shall mean an Aggregation Group in which, as of the Determination Date, the sum of:

               (1) the Present Value of Accrued Benefits of Key Employees under all defined benefit plans included in the group, and

               (2) the Aggregate Accounts of Key Employees under all defined contribution plans included in the group, exceeds 60% of a similar sum determined for all Participants.

          (f) The term "Key Employee" shall mean any Employee or former Employee (and any Beneficiary of such Employee or former Employee) who, at any time during the Plan Year or any of the preceding 4 Plan Years, is:

               (1) An officer of the Employer having an annual compensation greater than 50% of the amount described in Code
          Section 415(b)(1)(A) for any such Plan Year; provided, however, that no more than 50 Employees (or, if lesser, the greater of 3 Employees or 10% of all Employees) shall be treated as officers,

               (2) One of the 10 Employees having an annual compensation from the Employer of more than the amount described in Code
          Section 415(c)(1)(A) for any such Plan Year and owning (or considered as owning within the meaning of Code Section 318 as modified by Section 416(i)) the largest interests in the Employer; provided, however, that if 2 Employees have the same ownership interest in the Employer, the Employee having greater annual compensation from the Employer shall be treated as having a larger interest,

               (3)  A 5% owner of the Employer, or

               (4) A 1% owner of the Employer having an annual compensation of more than $150,000.

                             SECTION 8

                          ADMINISTRATION

     8.1 PLAN ADMINISTRATOR AND FIDUCIARY. The Committee shall be the administrator of the Plan and shall be a named fiduciary in accordance with ERISA.

     8.2 ORGANIZATION OF COMMITTEE. The Committee shall be composed of as many members as the Board of Directors of Wausau Paper Mills Company may, from time to time and at any time, appoint and such members shall hold office at the pleasure of such Board. Any member of the Committee may resign upon presentation of his written resignation to such Board of Directors. Vacancies, however caused, shall be filled by such Board of Directors and any member appointed to fill such vacancies shall be subject to and have such authority as is contained in this Section 8.

     8.3  COMPENSATION AND EXPENSES.

          (a) A member of the Committee shall serve without compensation for services as such if he is receiving Compensation from the Company or any Affiliated Employer as an Employee. Any other member of the Committee may receive compensation for services as a member, which may be paid by an Employer at the option of its Board of Directors. Any such compensation not paid by an Employer shall be paid by the Plan. At the option of the Board of Directors of Wausau Paper Mills Company, any member of the Committee may receive reimbursement by an Employer of expenses properly and actually incurred, but any such expenses not reimbursed by an Employer shall be paid by the Plan.

          (b) All expenses of the Committee shall be paid by the Company, Wausau Paper Mills Company, or if not, by the Trustee based upon the determination of the Committee. Such expenses shall include any expenses incident to the functioning of the Committee, including but not limited to, fees of accountants, counsel and other specialists and other costs of administering the Plan.

     8.4 MANNER OF ACTION. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions adopted, and other actions taken by the Committee at any meeting shall be by the vote of a majority of those present at any such meeting. Upon concurrence in writing of a majority of the members at the time in office, action of the Committee may be taken otherwise than at a meeting.

     8.5 CHAIRMAN, SECRETARY, AND EMPLOYMENT OF SPECIALISTS. The Board of Directors of Wausau Paper Mills Company shall appoint a Chairman of the Committee. The Chairman shall appoint a Secretary who may, but need not, be a member of the Committee. The Committee may appoint such agents, who need not be members of such Committee, as it may deem necessary for the effective performance of its duties, may engage legal counsel and accountants, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the said Committee may deem expedient or appropriate and may delegate one of their members to sign documents on behalf of all.

     8.6 SUBCOMMITTEES. The Committee may appoint one or more subcommittees and delegate such of its power and duties as it deems desirable to any such subcommittee, in which case every reference herein made to the Committee shall be deemed to mean or include the subcommittees as to matters within their jurisdiction.

     8.7 RECORDS. All resolutions, proceedings, acts and determinations of the Committee shall be recorded by the Secretary thereof or under his supervision, and all such records, together with such documents and instruments as may be necessary for the administration of the Plan, shall be preserved in the custody of the Secretary.

     8.8 RULES. Subject to the limitations contained in the Plan, the Committee shall be empowered from time to time and at any time, in its discretion, to adopt bylaws and establish rules for the conduct of its affairs and the exercise of the duties imposed upon it under the Plan.

     8.9 ADMINISTRATION. The Committee shall be responsible for the administration of the Plan. The Committee shall have all such powers as may be necessary to carry out the provisions hereof and may, from time to time and at any time, establish rules or procedures it deems necessary or appropriate for the administration of the Plan and the transaction of the Plan's business. In making any such determination, rule or procedure, the Committee shall pursue uniform policies as from time to time established by the Committee and shall not discriminate in favor of or against any Member. The Committee shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan, including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan. The Committee shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision. The Committee shall make, or cause to be made, all reports or other filings, necessary to meet the reporting and disclosure requirements of ERISA which are the responsibility of "plan administrators" under ERISA. To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     8.10 EFFECT OF MISTAKE. In the event of a mistake or misstatement as to the age or eligibility or participation of a Member, or the allocations made to the Accounts of any Member, or the amount of distributions made or to be made to a Member or other person, the Committee shall, to the extent it deems possible, cause to be allocated from future Employer contributions or future forfeitures, or cause to be withheld or accelerated, or otherwise make adjustment of, such amounts as will in its judgment accord to such Member or other person, the credits to the account or distributions to which he is properly entitled under the Plan.

     8.11 NOTICE OF ADDRESS. Each person entitled to benefits from the Trust must file with the Committee, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Committee nor any Employer or Trustee or insurance company shall be obliged to search for, or ascertain his whereabouts.

     8.12 INDEMNITY OF COMMITTEE, OFFICERS AND DIRECTORS. To the extent not prohibited by applicable law, the members of the Committee and any persons who are or were directors, officers, agents, or employees of the Employer and each of them shall be indemnified by the Company and saved harmless by the Company against any and all claims, losses, damages, expenses, including counsel fees, incurred by the Committee or such individual and any liability, including any amounts paid in settlement with the Committee's approval, arising from such individual's or Committee's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such individual.

                             SECTION 9

                          TRUST AGREEMENT

     9.1 TITLE TO TRUST PROPERTY. The title to all Trust property shall be vested in, and remain exclusively in, the Trustee, subject to its right to hold title in the name of a nominee or nominees, as hereinafter provided. The Company, the Employer, the Trustee, Participants, Inactive Participants, Beneficiaries or any other person or persons shall have no right, title or interest in Trust property except to have the same held, invested and applied in accordance with the terms of the Trust.

     9.2 COMBINING OF PARTICIPANTS' ACCOUNTS. Subject to the right of Participants to elect the manner in which their Accounts will be invested, the Trustee shall have the right to combine the Accounts of Participants for the purpose of investment in the Investment Funds.

     9.3 INVESTMENT AND MANAGEMENT FUNCTIONS OF TRUSTEE. Subject to the authority granted to an investment manager pursuant to Section 9.9, the Trustee shall be vested with the following powers:

          (a) To establish and maintain the Investment Funds of the Trust and to take all steps necessary for the proper administration of such funds except to the extent such authority is granted hereunder to any other person, including the power to acquire and dispose of Trust assets in connection with such administration.

          (b) To institute, maintain, defend, compromise, settle, or otherwise dispose of all actions or suits, at law or in equity, in connection with the administration of the Trust, and to pay, settle, compromise, collect and abandon all claims or demands in favor of, or against the Trustee or the Trust, provided the Trustee shall be under no duty to take any action under this agreement unless it shall have been indemnified to its satisfaction against all expenses and liabilities which it may sustain or anticipate by reason thereof.

          (c) To determine the method of accounting of the Trust and to change the same from time to time.

          (d) To cause evidences of any securities or other property of the Trust to be issued, registered, or held in its name as Trustee, in the name of a nominee, or in bearer form.

          (e) To collect all interest, dividends, rents, issues, income and profits arising from Trust property.

          (f) To pay, and to have a lien on Trust property for all costs, taxes, assessments, charges and expenses incurred by the Trustee in connection with management, administration and investment of the Trust.

          (g) To exercise any voting right, conversion privilege, subscription right, or other rights and privileges, including agreements with reference to the reorganization, consolidation, merger, dissolution, readjustment of financial structure, or sale of assets of any corporation or other organization, as owner of any securities or other obligations which form a part of the Trust property.

          (h) To select depositaries, if desirable, for the care, custody and safekeeping of all or any part of Trust property, which depositaries may act upon the direction of the majority of the Trustees without any duty to inquire into the extent of authority of the Trustee or the propriety of its action.

          (i) To keep all accounts, books and records relating to the Trust and each Participant's, Inactive Participant's or Beneficiary's Accounts, and to prepare and render to said Participants or Beneficiary such reports as are required hereunder, as may be required by the federal government or other sovereign bodies, and as may be required from time to time by the Company.

          (j) To require the Company to furnish in writing, from time to time, full and accurate information in respect to the amount and computation of its contributions to the Trust, and the name, date and period of employment, compensation, age, retirement, death, leave of absence, termination of employment, reemployment and disability of Participants or Inactive Participants, together with such other evidence, data or information as the Trustee considers necessary or desirable for it to exercise its powers, duties and authority hereunder, which, when furnished, shall be conclusive upon all persons.

          (k)  To require a Participant, Inactive Participant or
     Beneficiary to furnish in writing, from time to time, such evidence, data, or information as the Trustee considers necessary or desirable for it to exercise its powers, duty and authority hereunder.

          (l) To adopt rules or procedure and regulations governing the administration of the Trust which are consistent with the terms of this Trust, and which shall be binding upon all persons.

          (m) To delegate from time to time, by instrument in writing, any or all ministerial or clerical duties to any other person or persons.

          (n) To merge into the assets of the Trust, at the direction of the Company, the assets of any employee benefit plan qualified under Code Section 401(a) which has been established for the benefit of employees of corporations which have been merged into, or consolidated with, the Company.

          (o) To merge the assets of the Trust, in accordance with the provisions of Section 11.2 and at the direction of the Company, into any employee benefit plan qualified under Code Section 401(a) which has been established for the benefit of a corporation into which the Company has been merged or consolidated.

          (p) To perform any and all other acts which in the judgment of the Trustee, are necessary and appropriate for the proper administration of this Trust.

     9.4 STANDARD OF CARE. In all its dealings the Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     9.5 SELF DEALING. The Trustee shall not deal with the income or assets of the Trust in its own interest or for its own account. Neither shall in its individual or any other capacity act in any transaction involving the Trust on behalf of a party (or represent a party) whose interests are adverse to the interests of the Trust or the interests of its Participants, Inactive Participants or Beneficiaries. The Trustee shall not receive any consideration for its own personal account from any party dealing with such Trust in connection with a transaction involving the assets of the Trust, nor shall it engage knowingly in any other prohibited transactions (other than those for which the Secretary of Labor and the Secretary of the Treasury have granted an exemption under ERISA or the Code,) which transactions include:

          (a) The sale or exchange, or leasing, of any property between the Trust and a party in interest or disqualified person.

          (b) The lending of money or other extension of credit between the Trust and a party in interest or disqualified person.

          (c) The furnishing of goods, services or facilities between the Trust and a party in interest or disqualified person.
          (d) The transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any assets of the Trust.

     9.6 COMPENSATION. Nothing in this Section 9 shall prevent the Trustee from receiving reasonable compensation for services rendered, payable either from the assets of the Trust or by the Company, as the Company shall elect; provided, however, that no compensation shall be paid from the Trust to a Trustee who is then receiving full-time pay from the Company, except for reimbursement of expenses properly and actually incurred.

     9.7 SUCCESSOR TRUSTEE. The Trustee shall serve at the pleasure of the Committee or until resignation at any time by written notice to the Committee 30 days prior to such resignation. Upon the resignation, removal, death of an individual Trustee or termination of corporate existence of the Trustee, the Company shall fill such vacancy and shall deliver an instrument in writing to the successor Trustee indicating the effective date of appointment of the successor Trustee. Each successor Trustee shall have all the powers, duties, and authority herein granted to or imposed upon the Trustee, and any successor Trustee shall have no duty to examine the accounts, records, and acts of any preceding Trustee, and such successor Trustee shall not be responsible for any act or failure to act on the part of any preceding Trustee. Title to all Trust property shall automatically vest in any successor Trustee without the execution or filing of any instrument or the doing of any act, but any resigning or removed Trustee shall execute all instruments and do all acts necessary to vest the title of record in any successor Trustee.

     9.8 BOND OR SECURITY. The Trustee shall not be required to give any bond or other security for the faithful performance of its duties hereunder so long as it is a bank or trust company organized under the laws of the United States or any state thereof.

     9.9  INVESTMENT MANAGER.

          (a) The Committee may appoint one or more investment managers to direct the Trustee in the investment of one or more Investment Funds.

     Any investment manager so appointed may be directed to safeguard the physical security of Trust property in addition to performing investment management functions or may be appointed solely to direct the Trustee in the investment of Trust property. Any investment manager so appointed shall be a fiduciary (and shall acknowledge such fiduciary status with respect to the Plan and Trust in writing) and shall be (1) a registered investment adviser under the Investment Advisers Act of 1940, or (2) a bank as defined in that Act, or (3) an insurance company qualified under the laws of more than one state to perform asset management services. An investment manager shall have the powers otherwise conferred on the Trustee by Section 9.3 with respect to the discretionary investment of and receipt of income from Trust property and shall be subject to all fiduciary limitations and responsibilities elsewhere contained in Section 9.

          (b) The Trustee shall have no liability for acting in accordance with the direction of an investment manager to purchase or retain any Trust asset so long as such act by the Trustee is done in good faith and (1) the Trustee does not knowingly participate or undertake to conceal an act or omission of the investment manager, knowing the same to be a breach of fiduciary duty, (2) the Trustee's own breach of fiduciary duty does not allow the investment manager to commit a breach, or (3) unless the Trustee has knowledge of a breach of fiduciary duty by the investment manager and makes no reasonable effort under the circumstances to remedy the breach.

     9.10 PROTECTION OF TRUSTEE. The Trustee shall be fully protected and held harmless for relying upon any written communication, or oral communication which is to be followed by written communication, of an officer or agent of the Committee and in continuing to rely upon such communication until subsequent communications are filed with the Trustee. The Trustee shall be under no duty to investigate or inquire as to the accuracy of any statement contained in such communications. The Trustee shall not be obligated to inquire as to whether any payee of funds or recipient of benefits designated by the Committee is entitled thereto or whether any payment, allocation, or distribution directed or authorized by the Committee is proper or within the terms of the Plan and Trust. The Trustee shall be accountable only to the Committee, the Company and the Plan to make payments, allocations or distributions in good faith upon the order or direction of the Committee in accordance with the provisions of the Plan and shall not be responsible for any payment or distribution made without actual notice of the changed condition or status of the payee or distributee. The Trustee shall have no power, authority or duty with respect to the determination of rights and interest of any person in and to the Trust or under the Plan or to question or to examine the determination of any right or interest by the Committee.

                            SECTION 10

                    RIGHTS RESERVED BY EMPLOYER

     10.1 EMPLOYER'S INTEREST IN TRUST. The Plan and Trust has been created and shall be maintained for the exclusive benefit of its Members as a qualified Plan and Trust under Code Sections 401(a) and 501(a), respectively. Subject to the provisions of Section 3.5, in no event shall the Employer have any right, claim, or beneficial or reversionary interest in any assets of the Plan or Trust, but nothing contained in the Agreement shall be construed to impair the right of the Employer to see to the proper administration of either the Plan or Trust in accordance with the provisions hereof.

     10.2 AMENDMENT OF AGREEMENT. The Company reserves the right, upon recommendation by the Committee, to amend the Plan or Trust at any time, and from time to time, effective as of any specified current, prior, or later date; provided, however, that no such amendment shall vest any Employer with any right, title or interest in or to the assets of the Plan, divest any Member of any credits to his Accounts, decrease his vested percentage, or eliminate an optional form of distribution for a previously accrued benefit, (except to the extent necessary to conform to the Plan or Trust to the requirements of any applicable future legislation, rule of law, or regulations), or allow any part of the assets of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of the Members within the meaning of the Code.

     10.3  TERMINATION OF PLAN.

          (a) The Plan shall continue until terminated under the provisions set forth herein. Each Employer reserves the right to terminate the Plan as to its own participation and that of its Employees by giving prior written notice to that effect to the Trustee. In the event that an Employer shall be judicially declared bankrupt or insolvent or shall be dissolved, this Plan shall terminate immediately as to such Employer and its Employees unless provision is made for a successor to the Employer to continue this Plan, in which event such successor shall be substituted for the Employer hereunder.

          (b) Upon the termination or partial termination of the Plan or in the event that contributions to the Plan are discontinued, the interest of each Participant covered by such event shall be fully vested and nonforfeitable and benefits shall be distributed in accordance with Sections 6.5 and 6.6 as if the Plan had continued in existence, and, for purposes of effecting such distribution, the Trust shall continue as a legal entity until all such vested benefits have been distributed. In the event that contributions to the Plan are discontinued as a result of a merger or consolidation of an Employer with one or more other corporations, and the interest of each Participant or Inactive Participant who continues as an Employee of the successor corporation is transferred to an employee benefit plan established by such successor corporation, pursuant to the provisions of Section 11.2, such transfer of such Participant's or Inactive Participant's Accounts shall not be deemed to be a termination or partial termination of this Plan.

                            SECTION 11

                   SUCCESSOR EMPLOYER AND MERGER
                     OR CONSOLIDATION OF PLANS

     11.1 SUCCESSOR EMPLOYER. In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which the Plan will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of all obligations of the Employer by the successor and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

     11.2 MERGER OR TRANSFER OF PLAN ASSETS. In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Trust to another trust held under any other employee benefit plan maintained or to be established for the benefit of all or some of the Members of this Plan, the assets of the Trust applicable to such Member shall be transferred to the Trust of the other plan only if:

          (a) Each Member would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if this Plan had then terminated;

          (b) Resolutions of the Board of Directors of the Employer under this Plan, or of any new or successor employer of the affected Members, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Members, its resolutions shall include an assumption by the new employer's plan, and

          (c) Such other plan and trust are qualified under Code Sections 401(a) and 501(a).

     11.3 LIMITATIONS ON MERGER OR TRANSFER. Despite any other provision of this Plan, no merger or transfer of any assets of another plan shall be made to this Plan if such transfer would cause this Plan to be a direct or indirect transferee of a defined benefit plan or a defined contribution plan which is subject to the funding standards of Code Section 412 or a plan to which Code Section 401(a)(11)(B)(iii) applied with respect to a Member.

                            SECTION 12

                           MISCELLANEOUS

     12.1 NONGUARANTEE OF EMPLOYMENT. Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Affiliated Employer and any Employee, or as a right of any Employee to be continued in the employment of the Company or any Affiliated Employer, or as a limitation of the right of the Company or any Affiliated Employer to discharge any of its Employees, with or without cause.

     12.2 ACTION BY EMPLOYER. Any action by the Company and any other Employer under this Plan may be by resolution of their respective Board of Directors, or by any officer or officers duly authorized to take such action.

     12.3 AGREEMENT BINDING ON SUCCESSORS. This agreement shall be binding upon all persons entitled to benefits hereunder, and upon their respective heirs and legal representatives; upon the Company, each other Employer, its successors and assigns; and upon the Trustee and any successor or additional Trustees.

     12.4 LITIGATION. In order to protect the Plan and Trust against depletion as a result of litigation, in the event that any Member may bring any legal or equitable action arising under the Plan against the Trustee or the Employers or the Committee, or in the event that the Employers or the Trustee or the Committee may find it necessary to bring any legal or equitable action arising under the Plan against any person, the Committee shall have the right to join the Trustee as a party defendant or party plaintiff in any such actions, and all expenses of defending or bringing such action shall be paid by the Trustee from the Trust to the extent permitted by ERISA.

     12.5 ILLEGALITY OF PARTICULAR PROVISION. The illegality of any particular provision of this Plan shall not affect the other provisions thereof, but the Plan shall be construed in all respects as if such invalid provision were omitted.

     12.6 CONSTRUCTION. Except when otherwise indicated by the context, any masculine terminology herein shall also include feminine, and the definition of any term herein in singular shall also include the plural.

     12.7 TITLES. Article and Section titles are included for reference purposes only, and in the event of a conflict between a title and its respective text, the text shall control.

     12.8 APPLICABLE LAWS. The Plan shall be governed by and construed according to the laws of the State of Wisconsin to the extent not preempted by the law of the United States.

     In Witness Whereof, this Plan, as set forth herein has been executed on behalf of the Company as of the 1st day of January, 1996.


                                    WAUSAU PAPERS OF NEW HAMPSHIRE, INC.




                                    By: LARRY A. BAKER
                                        Larry A. Baker
                                        Senior Vice President,
                                          Administration